Exhibit 1.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 09:11 am 11/3/04

Filed 09:11 am 11/3/04

SRV 040790833 – 3876694 file

STATE of DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

1.	The name of the corporation is:

GUNTHER GRANT, Inc.

2.	Its Registered Office in the State of Delaware is to be located at 15 Loockerman Street in the City of Dover, County of Kent Zip Code 19904. The Registered Agent in charge thereof is Agents for Delaware Corporations, Inc.

3.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Law of Delaware.

4.	The amount of the total authorized capital stock of this corporation is 10,000 shares, all of which will be common stock with “$0.01 Par Value”.

5.	The name and mailing address of the incorporator is:

Bruce B. Hubbard

President, Hubbard, Inc. DBA Hubco Incorporation Services

77 East John Street

Hicksville, NY 11801

6.	The corporation is to have perpetual existence.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 2nd day of November, A.D. 2004

Incorporator
Bruce B. Hubbard
President, Hubbard Inc. DBA Hubco Incorporation Services